Exhibit 99.1

For release: April 21, 2005, for immediate release	Contact:	Mark Rittenbaum

Greenbrier announces stock offering

     Lake Oswego, Oregon, April 21, 2005 — The Greenbrier Companies [NYSE:GBX] announced today that it has filed a prospectus supplement to offer 4,500,000 shares of its common stock.

     The Company intends to use the proceeds from the sale of 3,000,000 shares in the stock offering to purchase 1,500,000 shares from each of the Estate of Alan James and William A. Furman, president and chief executive officer, at a per share price equal to the “net offering price,” (which is the public offering price less underwriting discounts and expenses). In addition, the proceeds from the sale of 1,500,000 shares in the offering will be used to purchase an additional 1,666,667 shares from the Estate at a price equal to 90% of the net offering price.

     After the offering, Mr. Furman will be the Company’s largest stockholder. If additional shares in the offering are sold pursuant to an exercise of the underwriters’ over-allotment option or because of an increase in the size of the offering, the Company intends to use the additional proceeds to purchase additional shares at the net offering price from each of Mr. Furman and the Estate, up to 2,000,000 shares in the aggregate from Mr. Furman and up to all of the shares owned by the Estate.

     The release does not constitute an offer for the sale of any securities.

     The Greenbrier Companies (www.gbrx.com), headquartered in Lake Oswego, OR, is a leading supplier of transportation equipment and services to the railroad industry. In addition to building new railroad freight cars in the U.S., Canada, and Mexico and to repairing and refurbishing freight cars and wheels at 16 locations across North America, Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 10,000 railcars, and performs management services for approximately 125,000 railcars.

     “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements. Greenbrier uses words such as

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Greenbrier announces stock offering (Cont.)	Page 2

“anticipate,” “believe,” “plan,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, actual future costs and the availability of materials and a trained workforce; steel price increases and scrap surcharges; changes in product mix and the mix between manufacturing and leasing & services segment; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment; all as may be discussed in more detail under the heading “Forward Looking Statements” on pages 3 through 4 of Part I of our Annual Report on Form 10-K for the fiscal year ended August 31, 2004. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.

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